UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2026

Voyager Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-42694	84-2754888
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1225 17th Street, Suite 1100
Denver, Colorado 80202
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (303) 500-6985

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	VOYG	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03. Material Modification to Rights of Security Holders.
On June 18, 2026, Voyager Technologies, Inc. (the “Company”) filed (i) a certificate of conversion with the Secretary of State of the State of Delaware, (ii) a certificate of conversion with the Secretary of State of the State of Texas, with a certificate of formation (the “Texas Charter”), in each case, pursuant to a plan of conversion previously approved by the board of directors and by the stockholders of the Company (the “Plan of Conversion,” and, collectively with the certificates of conversion described in the preceding clauses (i) and (ii), the “Conversion Documents”).
Pursuant to the Conversion Documents, the Company converted from a Delaware corporation into a Texas corporation (the “Texas Redomestication”) effective on June 18, 2026, upon the acceptance of the applicable Conversion Documents by the Secretary of State of Texas (the “Effective Time”).
At the Effective Time (or otherwise at such time described below):
•The Company’s domicile changed from the State of Delaware to the State of Texas.
•The Company continues in existence as a Texas corporation and continues to operate its business under the current name, “Voyager Technologies, Inc.” The Texas Redomestication did not result in any change in the Company’s business, jobs, management, properties, location of any of the Company’s offices or facilities, number of employees, obligations, assets, liabilities or net worth (other than as a result of the costs related to the Texas Redomestication and the costs of corporate franchise taxes).
•The affairs of the Company ceased to be governed by the General Corporation Law of the State of Delaware and the Company’s existing Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and are now instead governed by the Texas Business Organizations Code, the Texas Certificate of Formation and the Bylaws approved by the Company’s board of directors (the “Texas Bylaws”).
•Each outstanding share of Class A common stock, par value $0.0001 per share, of the Delaware corporation automatically converted into one validly issued, fully paid and nonassessable share of Class A common stock of the Texas corporation (the “Texas Corporation”), and each outstanding share of Class B common stock, par value $0.0001 per share, of the Delaware corporation automatically converted into one validly issued, fully paid and nonassessable share of Class B common stock of the Texas Corporation.
•There has been no interruption in trading of the Company’s Class A common stock, which continues to be traded on the New York Stock Exchange under the symbol “VOYG.”
•Each service provider letter or agreement, benefit plan or agreement, incentive compensation plan or agreement (including equity or cash plans), or other similar plan or agreement to which the Company is a party, or otherwise maintains, sponsors or contributes, will continue as a plan or agreement of the Texas Corporation on the same terms and conditions, and any references to the Delaware corporation thereunder will mean the Texas Corporation. To the extent that any such plan, letter or agreement provides for the issuance, or is otherwise based on the value, of any common stock or other equity security of the Company, such plan or agreement will be deemed to provide for the issuance, or be based on the value, of common stock or other equity security of the Texas Corporation, respectively.
Certain rights of the Company’s stockholders were changed as a result of the Texas Redomestication. A more detailed description of the Plan of Conversion, the Texas Charter, the Texas Bylaws and the effects of the Texas Redomestication is set forth in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2026 annual meeting of stockholders filed with the Securities and Exchange Commission on April 17, 2026 under “Proposal No. 3 Approval of the Redomestication of Voyager Technologies, Inc. from the State of Delaware to the State of Texas,” which description is incorporated herein by reference. Copies of the Plan of Conversion, the Texas Charter and the Texas Bylaws are filed as Exhibits 2.1, 3.1 and 3.2, respectively, to this Current Report on Form 8-K (the “Current Report”) and are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information set forth under Item 3.03 of this Current Report is incorporated by reference into this Item 5.03 of this Current Report.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Plan of Conversion

3.1	Certificate of Formation of Voyager Technologies, Inc.

3.2	Amended and Restated Bylaws of Voyager Technologies, Inc.

104	Cover page interactive data file (embedded within the inline XBRL document).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER TECHNOLOGIES, INC.

Date: June 18, 2026	By:	/s/ Dylan Taylor
	Name:	Dylan Taylor
	Title:	Chief Executive Officer